News Release

Ryder Reports Fourth Quarter 2023 Results and Provides 2024 Outlook
Balanced Growth Strategy Delivers Strong Returns in Challenging Freight Environment

Fourth Quarter 2023 Highlights
•GAAP EPS from continuing operations of $2.74 compared to $4.06 in prior year
•Comparable EPS (non-GAAP) from continuing operations of $2.95, as compared to $3.89 in prior year, reflecting weaker market conditions in used vehicle sales and rental, partially offset by improved Supply Chain Solutions (SCS) results
•Total revenue of $3.0 billion compared to $3.1 billion in prior year
•Operating revenue (non-GAAP) of $2.4 billion, up 2%

Full-Year 2023 Highlights
•GAAP EPS from continuing operations of $8.73, which includes a non-cash UK exit currency translation charge of $3.93, compared to $16.96 in prior year
•Comparable EPS (non-GAAP) from continuing operations of $12.95 compared to $16.37 in prior year, reflecting weaker used vehicle sales and rental market conditions, partially offset by improved Dedicated Transportation Solutions (DTS) and SCS results
•Adjusted return on equity (ROE) of 19%, compared to 29% in prior year
•Total revenue of $11.8 billion compared to $12.0 billion in prior year
•Operating revenue (non-GAAP) of $9.5 billion, up 2%
•Full-year 2023 net cash provided by operating activities from continuing operations of $2.4 billion and free cash flow (non-GAAP) of negative $54 million

Full-Year 2024 Outlook
•ROE of 15% - 16.5%
•Comparable EPS (non-GAAP) of $11.50 - $12.50
•Operating revenue (non-GAAP) expected to increase by approximately 13%, including recent acquisitions
•Net cash provided by operating activities from continuing operations of $2.4 billion and free cash flow (non-GAAP) of negative $275 - $375 million

MIAMI, February 14, 2024 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, reported results for the three months ended December 31 as follows:

(In millions, except EPS)	Earnings Before Taxes		Earnings		Diluted Earnings Per Share
	2023	2022	2023	2022	2023	2022
Continuing operations (GAAP)	$160	292	$124	200	$2.74	4.06
Comparable (non-GAAP)	$172	267	$134	192	$2.95	3.89

Total and operating revenue for the three months ended December 31 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2023	2022	Change	2023	2022	Change
Total	$3,023	3,088	(2)%	$2,447	2,410	2%
Fleet Management Solutions (FMS)	$1,481	1,595	(7)%	$1,271	1,321	(4)%
Supply Chain Solutions (SCS)	$1,301	1,251	4%	$972	883	10%
Dedicated Transportation Solutions (DTS)	$443	456	(3)%	$324	320	1%

CEO Comment
"Ryder delivered strong results in the fourth quarter and throughout 2023 reflecting continued execution of our balanced growth strategy," says Ryder Chairman and CEO Robert Sanchez. "While the freight environment remained challenging, the transformative actions we’ve taken to de-risk the model, enhance returns, and drive profitable growth have meaningfully improved business model resilience. Our ability to generate ROE of 19% against the backdrop of weakening market conditions in used vehicle sales and rental demonstrates the effectiveness of these changes.

"As part of our balanced growth strategy, we continue to focus on growing our contractual lease, dedicated, and supply chain businesses at targeted returns. We're excited about our acquisition of Cardinal Logistics earlier this month, which will increase scale and network density, driving operating efficiencies and enabling us to provide even greater value to our newly combined customer base. We are pleased to be a leader in the attractive customized solutions segment of dedicated transportation and remain confident in the long-term secular growth trends for this business.

"Our enhanced asset management playbook continued to generate improved returns in FMS over prior cycles. Throughout 2023, we maintained rental utilization at target levels by actively redeploying vehicles into longer-term lease, dedicated, and supply chain applications. In used vehicle sales, we continued to leverage our expanded retail sales capacity while also using wholesale channels in order to optimize sales proceeds and maintain inventory levels within our target range.

"We've delivered strong returns throughout 2023. These results and our strong balance sheet provided us with ample capacity for organic growth, strategic acquisitions, and returning capital to shareholders through share repurchases and dividends. We are confident that the transformative changes we've made to the business will continue to drive outperformance versus prior cycles while positioning us well for the cycle upturn."

Fourth Quarter 2023 Segment Review

Fleet Management Solutions: Strong Earnings Despite Weaker Used Vehicle Sales and Rental Market Conditions

(In millions)	4Q23	4Q22	Change
Total Revenue	$1,481	1,595	(7)%
Operating Revenue (1)	$1,271	1,321	(4)%

Earnings Before Tax (EBT)	$134	256	(48)%
EBT as a % of total revenue	9.1%	16.0%	(690) bps
EBT as a % of operating revenue (1)	10.6%	19.4%	(880) bps

Full-year EBT as % of total and operating revenue	FY23	FY22	Change
EBT as a % of total revenue	11.2%	16.7%	(550) bps
EBT as a % of operating revenue (1)	13.2%	20.3%	(710) bps

(1) Non-GAAP financial measure excluding fuel service revenue.

•FMS total revenue and operating revenue decreased 7% and 4%, respectively
◦Total revenue reflects lower fuel costs passed through to customers and lower operating revenue
◦Operating revenue reflects lower rental demand, partially offset by higher ChoiceLease revenue
•FMS EBT of $134 million
◦Reflects lower used vehicle sales and rental results
◦Lower used vehicle gains due to a 33% and 39% decrease in used truck and tractor pricing, respectively, partially offset by higher volumes; sequentially from third quarter of 2023, used truck and tractor pricing decreased 11% and 12%, respectively
◦Rental power-fleet utilization was 75%, down from 82% in prior year on a 11% smaller average power fleet
•FMS EBT as a percentage of FMS operating revenue is within the company's long-term target of low double digits for the fourth quarter and at the high end of the target for full-year 2023

Supply Chain Solutions: Higher Earnings Reflect Operating Revenue Growth In Automotive and Industrial Verticals

(In millions)	4Q23	4Q22	Change
Total Revenue	$1,301	1,251	4%
Operating Revenue (1)	$972	883	10%

Earnings Before Tax (EBT)	$57	42	35%
EBT as a % of total revenue	4.4%	3.4%	100 bps
EBT as a % of operating revenue (1)	5.8%	4.8%	100 bps

Full-year EBT as % of total and operating revenue	FY23	FY22	Change
EBT as a % of total revenue	4.7%	4.6%	10 bps
EBT as a % of operating revenue (1)	6.4%	6.7%	(30) bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

•SCS total revenue and operating revenue increased 4% and 10%, respectively
◦Total revenue reflects higher operating revenue, partially offset by lower subcontracted transportation and fuel costs passed through to customers
◦Increase in operating revenue driven by organic growth from new business, increased pricing, and higher volumes, as well as the acquisition of Impact Fulfillment Services, LLC
•SCS EBT grew 35%
◦Increase due to higher operating revenue in the automotive and industrial verticals
◦Year-over-year comparisons in the omnichannel retail vertical benefited from a prior year $20 million asset impairment charge, which was offset by lower volumes
•SCS EBT as a percentage of SCS operating revenue is below the company's long-term target of high single digits for the fourth quarter and full-year 2023

Dedicated Transportation Solutions: Strong Earnings Results Despite Weak Freight Environment

(In millions)	4Q23	4Q22	Change
Total Revenue	$443	456	(3)%
Operating Revenue (1)	$324	320	1%

Earnings Before Tax (EBT)	$31	31	(1)%
EBT as a % of total revenue	6.9%	6.8%	10 bps
EBT as a % of operating revenue (1)	9.4%	9.7%	(30) bps

Full-year EBT as % of total and operating revenue	FY23	FY22	Change
EBT as a % of total revenue	6.8%	5.8%	100 bps
EBT as a % of operating revenue (1)	9.3%	8.3%	100 bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

•DTS total revenue decreased 3% and operating revenue grew 1%
◦Total revenue reflects lower fuel costs and subcontracted transportation passed through to customers, partially offset by higher operating revenue
◦Operating revenue increased due to inflationary cost recovery
•DTS EBT remained strong and generally in line with prior year
•DTS EBT as a percentage of DTS operating revenue is at the high end of the company's long-term target of high single digits for the fourth quarter and full-year 2023

Corporate Financial Information

Unallocated Central Support Services (CSS)
Unallocated CSS costs declined to $17 million from $21 million in the prior year, primarily due to lower professional fees and incentive-based compensation costs.

Income Taxes

Our effective income tax rate from continuing operations was 22.5% as compared to 31.4% in the prior year. Our comparable effective income tax rate (a non-GAAP measure) from continuing operations was 22.1%, as compared to 28.2% in the prior year. The decreases in the fourth quarter 2023 effective income tax rates primarily reflect changes in the geographic mix of earnings from a tax perspective. The prior year effective income tax rate was impacted by higher U.S. tax on foreign earnings related to exit activities of our UK FMS business.

Capital Expenditures, Cash Flow, and Leverage
Full-year capital expenditures increased to $3.3 billion in 2023, compared to $2.7 billion in 2022, reflecting higher investments in the lease fleet and timing of OEM deliveries, partially offset by lower investments in commercial rental.

Full-year net cash provided by operating activities from continuing operations was $2.4 billion, consistent with the prior year. Free cash flow (non-GAAP) of negative $54 million, compared to $921 million in 2022, primarily reflects an increase in capital expenditures and prior-year proceeds of approximately $400 million from the FMS UK exit.

Debt-to-equity as of December 31, 2023 was 232%, compared to 216% at year-end 2022, and remains below the company's long-term target of 250% to 300%.

Outlook

"We expect our transformed business model to continue to deliver strong returns," says Ryder Chief Financial Officer John Diez. "In 2024, we expect to generate ROE in the mid-teens, in line with our target during trough used vehicle sales and rental market conditions. Historically the first quarter has been our lowest earnings quarter, and in 2024 we expect that it will also represent the most challenging year over year comparison because of where we are in the cycle. For 2024, our contractual lease, dedicated, and supply chain businesses are expected to deliver earnings growth while all our businesses remain well positioned to benefit from the cycle upturn."

Full Year 2024
Total Revenue Growth	~13%
Operating Revenue Growth (non-GAAP)	~13%
FY24 GAAP EPS	$10.70 - $11.70
FY24 Comparable EPS (non-GAAP)	$11.50 - $12.50

Adjusted ROE (1)	15% - 16.5%
Net Cash from Operating Activities from Continuing Operations	~$2.4B
Free Cash Flow (non-GAAP)	$(275) - $(375)M
Capital Expenditures	~$3.3B
Debt-to-Equity	~240%

First Quarter 2024
1Q24 GAAP EPS	$1.28 - $1.53
1Q24 Comparable EPS (non-GAAP)	$1.55 - $1.80
————————————
(1) The non-GAAP elements of this calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the Appendix - Non-GAAP Financial Measures Reconciliations at the end of this release.

Supplemental Company Information

Fourth Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2023	2022	2023	2022
Earnings from continuing operations	$124	200	$2.74	4.06
Discontinued operations	—	6	(0.01)	0.12
Net earnings	$124	206	$2.72	4.18

Full-Year Operating Results
	For the year ended December 31,
(In millions, except EPS)	2023	2022	Change
Total revenue	$11,783	12,011	(2)%
Operating revenue (non-GAAP)	$9,497	9,280	2%

Earnings from continuing operations	$406	863	(53)%
Comparable earnings from continuing operations (non-GAAP)	$602	833	(28)%
Net earnings	$406	867	(53)%

Earnings per common share (EPS) - Diluted
Continuing operations	$8.73	16.96	(49)%
Comparable (non-GAAP)	$12.95	16.37	(21)%
Net earnings	$8.73	17.04	(49)%

Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and fleet management solutions company. Ryder's stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company's financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder's SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder's leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder's DTS business segment combines the best of Ryder's leasing and maintenance capabilities with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder's FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to rental and used vehicle sales, customers rely on Ryder's expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

###

Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including: our forecast; our outlook; our expectations regarding market trends and economic environment, such as rental demand, economic growth, challenging freight environment, weakening used vehicle sales and rental, and declining volumes in our omnichannel retail vertical; our expectations regarding the freight cycle, including timing, and the impact of the freight cycle on our businesses; our expectations regarding total and operating revenue, earnings per share, comparable earnings per share, adjusted ROE, earnings before income tax, net cash from operating activities from continuing operations, debt-to-equity, capital expenditures, operating cash flow, free cash flow, and the causes of change; our ability to execute our balanced growth strategy; the impact of inflationary pressures, such as inflationary cost recovery; our expectations regarding commercial rental demand and utilization and used vehicle sales volume and pricing; our expectations regarding long-term profitable growth and secular growth trends; our expectations with respect to our actions to increase returns and create long-term value; our expectations regarding used vehicle inventory and fleet size; our ability to outperform prior cycles; our ability to support organic growth, including growing our contractual lease, dedicated, and supply chain businesses at targeted returns; our expectations regarding strategic investments and acquisitions, including the acquisitions of Impact Fulfillment Services and Cardinal Logistics; and our expectations regarding our ability to return capital to shareholders, including through share repurchases and dividends. Our forward-looking statements also include our estimates of the impact of residual value estimates on earnings and depreciation expense that is based in part on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near- and long-term used vehicle market. A variety of factors, many of which are outside of our control, could cause residual value estimates to differ from actual used vehicle sales pricing, such as changes in supply and demand of used vehicles; volatility in market conditions; changes in vehicle technology; competitor pricing; regulatory requirements; driver shortages; customer requirements and preferences; and changes in underlying assumption factors.

All of our forward-looking statements should be evaluated by considering the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include: changes in general economic and financial conditions in the U.S. and worldwide; the ongoing supply chain and labor challenges and vehicle production constraints, including original equipment manufacturer delays; the effect of geopolitical events; our ability to adapt to changing market conditions, including lower than expected contractual sales, decreases in commercial rental demand or utilization, poor acceptance of rental pricing, declining market demand for or excess supply of used vehicles impacting current or estimated pricing, and our anticipated proportion of retail versus wholesale sales; declining customer demand for our services; higher than expected maintenance costs; lower than expected benefits from our cost-savings initiatives; our ability to effectively and efficiently integrate acquisitions into our business; lower than expected benefits from our sales, marketing, and new product initiatives; setbacks in the economic market or in our ability to retain profitable customer accounts; impact of changing laws and regulations; difficulty in obtaining adequate profit margins for our services; inability to maintain current pricing levels due to, for example, economic conditions, business interruptions, expenditures, labor disputes, and severe weather or other natural occurrences; competition from other service providers; changes in technology and new entrants; professional driver and technician shortages resulting in higher procurement costs and turnover rates; impact of supply chain disruptions; higher than expected bad debt reserves or write-offs; decrease in credit ratings; increased debt costs; adequacy of accounting estimates; our ability to effectively and efficiently integrate acquisitions into our business; higher than expected reserves and accruals particularly with respect to pension, taxes, insurance, and revenue; impact of changes in our residual value estimates and accounting policies, including our depreciation policy; unanticipated changes in fuel and alternative energy prices; unanticipated currency exchange rate fluctuations; fluctuations in inflation or interest rates; our ability to manage our cost structure; and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time, and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the most comparable GAAP measure to the non-GAAP financial measure and the reasons why management believes the measure is important to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q, and Form 8-K filed with the SEC as of the date of this release, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for February 14, 2024 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-204-4368
USA Toll Number:    323-994-2093
Audio Passcode:        Ryder
Conference Leader:    Calene Candela

WEBCAST REPLAY
An audio replay including the slide presentation will be available within four hours following the call. Click here then select Financials/Quarterly Results and the date.

Contacts:

Media:	Investor Relations:
Amy Federman	Calene Candela
afederman@ryder.com	ccandela@ryder.com

ryder-financial

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

(In millions, except per share amounts)	Three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Lease & related maintenance and rental revenues	$996	1,055	$3,937	4,174
Services revenue	1,898	1,860	7,297	7,118
Fuel services revenue	129	173	549	719
Total revenues	3,023	3,088	11,783	12,011

Cost of lease & related maintenance and rental	683	696	2,684	2,774
Cost of services	1,628	1,630	6,266	6,153
Cost of fuel services	122	164	534	694
Selling, general and administrative expenses	368	362	1,421	1,415
Non-operating pension costs, net	10	3	40	11
Used vehicle sales, net	(22)	(94)	(196)	(450)
Interest expense	84	63	296	228
Miscellaneous income, net	(11)	(9)	(47)	(32)
Currency translation adjustment loss	—	—	188	—
Restructuring and other items, net	1	(19)	(21)	2
	2,863	2,796	11,165	10,795

Earnings from continuing operations before income taxes	160	292	618	1,216
Provision for income taxes	36	92	212	353
Earnings from continuing operations	124	200	406	863
Earnings from discontinued operations, net of tax	—	6	—	4
Net earnings	$124	206	$406	867

Earnings (loss) per common share — Diluted
Continuing operations	$2.74	4.06	$8.73	16.96
Discontinued operations	(0.01)	0.12	(0.01)	0.08
Net earnings	$2.72	4.18	$8.73	17.04

Weighted average common shares outstanding — Diluted	45.4	49.3	46.5	50.9

Diluted EPS from continuing operations	$2.74	4.06	$8.73	16.96
Non-operating pension costs, net	0.16	0.04	0.68	0.14
FMS U.K. exit	—	(0.49)	(0.68)	(1.61)
Currency translation adjustment loss	—	—	3.93	—
Other, net	0.03	(0.07)	0.01	(0.02)
Tax adjustments, net	0.02	0.35	0.28	0.90
Comparable EPS from continuing operations (1)	$2.95	3.89	$12.95	16.37

(1) Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In millions)	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$204	267
Other current assets	2,061	1,933
Revenue earning equipment, net	8,892	8,190
Operating property and equipment, net	1,217	1,148
Other assets	3,404	2,857
	$15,778	14,395

Liabilities and shareholders' equity:
Current liabilities	$2,066	1,967
Total debt (including current portion)	7,114	6,352
Other non-current liabilities (including deferred income taxes)	3,529	3,139
Shareholders' equity	3,069	2,937
	$15,778	14,395

SELECTED KEY RATIOS AND METRICS

	December 31, 2023	December 31, 2022
Debt to equity	232%	216%

	Three months ended December 31,		For the year ended December 31,
(In millions)	2023	2022	2023	2022
Comparable EBITDA (1)	$682	691	$2,665	2,722
Effective interest rate	4.9%	4.0%	4.4%	3.5%

	For the year ended December 31,
(In millions)	2023	2022
Net cash provided by operating activities from continuing operations	$2,353	2,310
Free cash flow (1)	(54)	921
Capital expenditures paid	3,234	2,631
Gross capital expenditures	3,279	2,652

	Twelve months ended December 31,
	2023	2022
Adjusted ROE (2)	19%	29%
————————————
(1) Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
(2) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

	Three months ended December 31,			For the year ended December 31,
(In millions)	2023	2022	Change	2023	2022	Change
Total Revenue:
Fleet Management Solutions:
ChoiceLease	$825	802	3%	$3,181	3,101	3%
Commercial rental	279	347	(20)%	1,178	1,338	(12)%
SelectCare and other	167	164	2%	694	624	11%
FMS Europe	—	8	(100)%	—	150	(100)%
Fuel services revenue	210	274	(23)%	877	1,114	(21)%
Fleet Management Solutions	1,481	1,595	(7)%	5,930	6,327	(6)%
Supply Chain Solutions	1,301	1,251	4%	4,875	4,720	3%
Dedicated Transportation Solutions	443	456	(3)%	1,785	1,786	—%
Eliminations	(202)	(214)	6%	(807)	(822)	2%
Total revenue	$3,023	3,088	(2)%	$11,783	12,011	(2)%

Operating Revenue: (1)
Fleet Management Solutions	$1,271	1,321	(4)%	$5,053	5,213	(3)%
Supply Chain Solutions	972	883	10%	3,625	3,254	11%
Dedicated Transportation Solutions	324	320	1%	1,298	1,239	5%
Eliminations	(120)	(114)	(7)%	(479)	(426)	(12)%
Operating revenue	$2,447	2,410	2%	$9,497	9,280	2%

Business Segment Earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$134	256	(48)%	$665	1,057	(37)%
Supply Chain Solutions	57	42	35%	231	218	6%
Dedicated Transportation Solutions	31	31	(1)%	121	103	18%
Eliminations	(23)	(31)	26%	(95)	(114)	17%
	199	298	(33)%	922	1,264	(27)%
Unallocated Central Support Services	(17)	(21)	(18)%	(72)	(83)	(13)%
Intangible amortization expense	(10)	(10)	(5)%	(35)	(37)	4%
Non-operating pension costs, net	(10)	(3)	NM	(40)	(11)	NM
Other items impacting comparability, net	(2)	28	NM	(157)	83	NM
Earnings from continuing operations before income taxes	160	292	(45)%	618	1,216	(49)%
Provision for income taxes	36	92	(61)%	212	353	(40)%
Earnings from continuing operations	$124	200	(38)%	$406	863	(53)%
————————————
(1) Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

	Three months ended December 31,			For the year ended December 31,
(In millions)	2023	2022	Change	2023	2022	Change
Fleet Management Solutions

FMS total revenue	$1,481	1,595	(7)%	$5,930	6,327	(6)%
Fuel services revenue (1)	(210)	(274)	(23)%	(877)	(1,114)	(21)%
FMS operating revenue (2)	$1,271	1,321	(4)%	$5,053	5,213	(3)%

Segment earnings before income taxes	$134	256	(48)%	$665	1,057	(37)%

FMS earnings before income taxes as % of FMS total revenue	9.1%	16.0%		11.2%	16.7%

FMS earnings before income taxes as % of FMS operating revenue (2)	10.6%	19.4%		13.2%	20.3%

	Three months ended December 31,			For the year ended December 31,
	2023	2022	Change	2023	2022	Change
Supply Chain Solutions

SCS total revenue	$1,301	1,251	4%	$4,875	4,720	3%
Subcontracted transportation and fuel	(328)	(368)	(11)%	(1,250)	(1,466)	(15)%
SCS operating revenue (2)	$972	883	10%	$3,625	3,254	11%

Segment earnings before income taxes	$57	42	35%	$231	218	6%

SCS earnings before income taxes as % of SCS total revenue	4.4%	3.4%		4.7%	4.6%

SCS earnings before income taxes as % of SCS operating revenue (2)	5.8%	4.8%		6.4%	6.7%

	Three months ended December 31,			For the year ended December 31,
	2023	2022	Change	2023	2022	Change
Dedicated Transportation Solutions

DTS total revenue	$443	456	(3)%	$1,785	1,786	—%
Subcontracted transportation and fuel	(119)	(136)	(13)%	(487)	(547)	(11)%
DTS operating revenue (2)	$324	320	1%	$1,298	1,239	5%

Segment earnings before income taxes	$31	31	(1)%	$121	103	18%

DTS earnings before income taxes as % of DTS total revenue	6.9%	6.8%		6.8%	5.8%

DTS earnings before income taxes as % of DTS operating revenue (2)	9.4%	9.7%		9.3%	8.3%
————————————
(1) Includes intercompany fuel sales from FMS to SCS and DTS.
(2) Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

Our North America fleet of owned and leased revenue earning equipment and SelectCare vehicles, including vehicles under on-demand maintenance and used vehicles sold, is summarized as follows (number of units rounded to the nearest hundred):

	Three months ended December 31,		For the year ended December 31,		2023/2022
	2023	2022	2023	2022	Three Months	Twelve Months
ChoiceLease
Average fleet count	139,000	134,500	137,800	134,000	3%	3%
End of period fleet count	138,900	134,600	138,900	134,600	3%	3%
Average active fleet count (1)	130,300	128,800	129,800	128,700	1%	1%
End of period active fleet count (1)	129,800	128,400	129,800	128,400	1%	1%

Commercial rental
Average fleet count	37,200	41,800	39,300	40,800	(11)%	(4)%
End of period fleet count	36,400	41,800	36,400	41,800	(13)%	(13)%
Rental utilization - power units (2)	75%	82%	75%	83%	(700)bps	(800)bps
Rental rate change - % (3)	1%	6%	2%	7%

Customer vehicles under SelectCare contracts
Average fleet count	51,800	55,300	52,700	54,800	(6)%	(4)%
End of period fleet count	51,600	54,600	51,600	54,600	(5)%	(5)%

Customer vehicles under SCS
End of period fleet count (4)	13,800	13,100	13,800	13,100	5%	5%

DTS
End of period fleet count (4)	10,900	11,400	10,900	11,400	(4)%	(4)%

Used vehicle sales (UVS)
End of period fleet count	8,000	4,100	8,000	4,100	95%	95%
Used vehicles sold	7,200	4,800	24,200	17,400	50%	39%
UVS pricing change (5)
Tractors	(39)%	(6)%	(37)%	43%
Trucks	(33)%	4%	(28)%	51%
————————————
(1) Active fleet count is calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(2) Rental utilization is calculated using the number of days units are rented divided by the number of days units available to rent based on the days in a calendar year (excluding trailers).
(3) Represents percentage change compared to prior year period in average rental rate per day on power units using constant currency.
(4) These vehicle counts are also included within the fleet counts for ChoiceLease, Commercial rental and SelectCare.
(5) Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
Operating Revenue Growth	Total Revenue Growth	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Net Earnings	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue

FMS Operating Revenue

SCS Operating Revenue

DTS Operating Revenue

Operating Revenue Growth

FMS EBT as a % of FMS Operating Revenue

SCS EBT as a % of SCS Operating Revenue

DTS EBT as a % of DTS Operating Revenue

Operating revenue is defined as total revenue for Ryder or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation. We use operating revenue to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers. Fuel revenue is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on current market fuel costs.

Subcontracted transportation: We exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

Comparable Earnings Measures:
Comparable Earnings before Income Taxes (EBT) Comparable Earnings Comparable Earnings per Diluted Common Share (EPS) Comparable Tax Rate Adjusted Return on Equity (ROE)
Comparable EBT, Comparable Earnings and Comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs, net and (2) other items impacting comparability (as further described below). We believe these non-GAAP measures provide useful information to investors and allow for better year-over-year comparison of operating performance.

Non-operating pension costs, net: Our comparable earnings measures exclude non-operating pension costs, net, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as any significant charges for settlements or curtailments if recognized. We exclude non-operating pension costs, net because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations and vary from period to period.

Comparable Tax Rate is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.

Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of adjusted net earnings and adjusted average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Comparable EBITDA is defined as net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (1) non-operating pension costs, net and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods as described immediately above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) used vehicle sales results and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. We believe that the inclusion of comparable EBITDA also provides consistency in financial reporting and aids investors in performing meaningful comparisons of past, present and future operating results. Our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered a substitute for, or superior to, the measures of financial performance determined in accordance with GAAP.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow is defined as the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment and operating property and equipment, and (3) other cash inflows from investing activities, less (4) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

OPERATING REVENUE RECONCILIATION
	Three months ended December 31,		For the year ended December 31,
(In millions)	2023	2022	2023	2022
Total revenue	$3,023	3,088	$11,783	12,011
Subcontracted transportation and fuel	(576)	(678)	(2,286)	(2,731)
Operating revenue (1)	$2,447	2,410	$9,497	9,280

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION
	For the year ended December 31,
(In millions)	2023	2022
Net cash provided by operating activities from continuing operations	$2,353	2,310
Proceeds from sales (primarily revenue earning equipment) (2)	827	1,235
Other (2)	—	7
Total cash generated (1)	3,180	3,552
Purchases of property and revenue earning equipment (2)	(3,234)	(2,631)
Free cash flow (1)	$(54)	921
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities

Note: Amounts may not be additive due to rounding.

COMPARABLE EARNINGS RECONCILIATION
	Three months ended December 31,		For the year ended December 31,
(In millions)	2023	2022	2023	2022
Earnings from continuing operations	$124	200	$406	863
Non-operating pension costs, net	7	2	31	7
FMS U.K. exit (1)	—	(24)	(32)	(82)
Currency translation adjustment loss	—	—	183	—
Other, net	2	(3)	1	(1)
Tax adjustments, net (2)	1	17	13	46
Comparable earnings from continuing operations (3), (4)	$134	192	$602	833

Tax rate on continuing operations	22.5%	31.4%	34.3%	29.1%
Tax adjustments and income tax effects of non-GAAP adjustments (3)	(0.4)%	(3.2)%	(8.2)%	(1.9)%
Comparable tax rate on continuing operations (4)	22.1%	28.2%	26.1%	27.2%
————————————
(1) Primarily includes gains on sales of properties and net commercial claims proceeds.
(2) In 2023 and 2022, adjustments include the global tax impacts related to the FMS U.K. business exit. In 2022, adjustments also include the tax impact of state rate law changes.
(3) The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the marginal tax rates to which the non-GAAP adjustments are related.
(4) Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

ADJUSTED RETURN ON EQUITY RECONCILIATION
	Twelve months ended December 31,
(In millions)	2023	2022
Net earnings	$406	867
Other items impacting comparability (1)	157	(83)
Income taxes (2)	212	353
Adjusted earnings before income taxes	775	1,137
Adjusted income taxes (3)	(204)	(307)
Adjusted net earnings	$571	830

Average shareholders' equity	$3,041	2,845
Average adjustments to shareholders' equity (4)	(19)	(12)
Adjusted average shareholders' equity	$3,022	2,833

Adjusted return on equity (5)	19%	29%
————————————
(1) Refer to the table below for a composition of other items impacting comparability, net for the 12-month trailing period.
(2) Includes income taxes on discontinued operations.
(3) Represents the provision for income taxes plus income taxes on other items impacting comparability.
(4) Represents the impact of other items impacting comparability, net of tax, to equity for the respective periods.
(5) Adjusted return on equity is calculated by dividing Adjusted net earnings into Adjusted average shareholders' equity.

	Twelve months ended December 31,
(In millions)	2023	2022
FMS U.K. exit	$(32)	(82)
Currency translation adjustment loss	188	—
Other, net	1	(1)
Other items impacting comparability	$157	(83)

————————————
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS BEFORE INCOME TAXES / COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION RECONCILIATION

	Three months ended December 31,		For the year ended December 31,
(In millions)	2023	2022	2023	2022
Net earnings	$124	206	$406	867
(Earnings) loss from discontinued operations, net of tax	—	(6)	—	(4)
Provision for income taxes	36	92	212	353
EBT	160	292	618	1,216
Non-operating pension costs, net	10	3	40	11
FMS U.K. exit (1)	—	(24)	(32)	(82)
Currency translation adjustment loss (1)	—	—	188	—
Other, net (1)	2	(4)	1	(1)
Comparable EBT	172	267	815	1,144
Interest expense	84	63	296	228
Depreciation	438	438	1,712	1,713
Used vehicle sales, net (2)	(22)	(87)	(193)	(400)
Amortization	10	10	35	37
Comparable EBITDA	$682	691	$2,665	2,722
————————————
(1) Primarily includes gains on sales of properties and net commercial claims proceeds.
(2) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

OPERATING REVENUE GROWTH FORECAST RECONCILIATION

(In millions)	Twelve months ended December 31,
	2024	2023	Change
Total revenue	$13,300	11,783	13%
Subcontracted transportation and fuel	(2,600)	(2,286)	14%
Operating revenue (1)	$10,700	9,497	13%

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

(In millions, except per share amounts)	First Quarter 2024	Full Year 2024
EPS from continuing operations	$1.28 - $1.53	$10.70 - $11.70
Non-operating pension costs	0.18	0.74
Restructuring and other, net	0.09	0.06
Comparable EPS from continuing operations forecast (1)	$1.55 - $1.80	$11.50 - $12.50

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION

(In millions)	2024 Forecast
Net cash provided by operating activities from continuing operations	$2,400
Proceeds from sales (primarily revenue earning equipment) (2)	550
Total cash generated (1)	2,950

Purchases of property and revenue earning equipment (2)	(3,725)
Free cash flow (1)	$(325)
————————————
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

ADJUSTED RETURN ON EQUITY FORECAST RECONCILIATION

(In millions)	2024 Forecast
Net earnings	$500
Other items impacting comparability (1)	5
Income taxes (2)	190
Adjusted earnings before income taxes	695
Adjusted income taxes (3)	(195)
Adjusted net earnings for ROE (numerator) (4) [A]	$500

Average shareholders' equity	$3,160
Adjustment to equity (5)	—
Adjusted average total equity (denominator) (4) [B]	$3,160

Adjusted return on equity (4) [A]/[B]	16%
————————————
(1) Forecasted other items impacting comparability includes other, net of $5 million .
(2) Includes income taxes on discontinued operations.
(3) Represents the tax provision on adjusted earnings before income taxes.
(4) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
(5) Represents the impact to equity of items to arrive at adjusted earnings.
Note: Amounts may not be additive due to rounding.